Exhibit 11

GIBSON GREETINGS, INC.
COMPUTATION OF INCOME (LOSS) PER SHARE
(In thousands except per share amounts)
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                               Twelve Months Ended December 31,
                           ----------------------------------------
                                   (Unaudited)
                           -------------------------
                                           Restated
                              1994           1993           1992
                           ----------     ----------     ----------
Income (loss) before
 cumulative effect of
 accounting changes       $  (28,603)    $   15,268     $    7,985

Cumulative effect of
 accounting changes,
 net of income taxes               -              -         (1,449)
                           ----------     ----------     ----------
Net income (loss)         $  (28,603)    $   15,268     $    6,536
                           ==========     ==========     ==========

Weighted average number
 of shares of common
 stock and equivalents
 outstanding:

   Common stock                16,087         16,042         16,022
   Options                         43             61             82
                           ----------     ----------     ----------
                               16,130         16,103         16,104
                           ==========     ==========     ==========

Income (loss) per share
  before cumulative effect
  of accounting changes    $    (1.77)    $     0.95     $     0.50

Cumulative effect per share
  of accounting changes            -              -           (0.09)
                           ----------     ----------     ----------
Net income (loss) per
  share                    $    (1.77)    $     0.95     $     0.41
                           ==========     ==========     ==========




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